Exhibit 23.17

CONSENT OF JOHN ROZELLE

The undersigned, John Rozelle, hereby states as follows:

I, John Rozelle, assisted with the preparation of the “10.65 MTPY Preliminary Feasibility Study, NI 43-101 Technical Report, Mt. Todd Gold Project, Northern Territory, Australia” dated January 28, 2011 for Vista Gold Corp. (the “Company”) and the “Mt. Todd Gold Project - Updated Preliminary Economic Assessment Report - Northern Territory, Australia” dated June 11, 2009 (together both reports, the “Technical Reports”) portions of each of which are summarized (the “Summary Material”) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”) in which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports, including the reference to Mt. Todd Gold Project included with such information, and the reference to my name as set forth in the Form 10-K.

By:	/s/ John Rozelle
John Rozelle

 Date: October 1, 2013